                                                                    EXHIBIT 4.24





                                CREDIT AGREEMENT

                            Dated as of July 22, 2002

                                  by and among

                           INNOVA, S. de R.L. de C.V.,
                                   as Borrower

                                       and

                              GRUPO TELEVISA, S.A.

                           SKY DTH, S. de R.L. de C.V.

                            NEWS AMERICA INCORPORATED

                                       and

                            LIBERTY MEXICO DTH, INC.,
                                   as Lenders,

                      NEWS DTH (MEXICO) INVESTMENT LIMITED
                             as partner at Borrower

                                       and

                   CORPORACION NOVAVISION, S. de R.L. de C.V.,
                                    as Issuer
       (Under Sections 2.03(c), 2.04(b) and 2.08 and Articles VI and VII)

                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I. DEFINITIONS                                                        46
    SECTION 1.01 Definitions.                                                 46
    SECTION 1.02 Defined Terms                                                46
    SECTION 1.03 Accounting and Other Terms.                                  49
ARTICLE II. TERMS OF THE LOANS                                                49
    SECTION 2.01 Commitments.                                                 49
    SECTION 2.02 Manner of Lending.                                           50
    SECTION 2.03 Promissory Notes.                                            50
    SECTION 2.04 Repayments; Novavision Note                                  51
    SECTION 2.05 Prepayments.                                                 52
    SECTION 2.06 Interest.                                                    52
          (a)      Interest Rate.                                             52
          (b)      Overdue Interest.                                          52
          (c)      Interest Payments.                                         52
    SECTION 2.07 Taxes.                                                       52
    SECTION 2.08 Evidence of Indebtedness.                                    53
    SECTION 2.09 Payments and Computations.                                   53
    SECTION 2.10 Use of Proceeds.                                             54
ARTICLE III. CONDITIONS TO LOANS                                              54
    SECTION 3.01 Conditions Precedent to the Loans.                           54
          (a)      Representations and Warranties; No Default.                54
          (b)      Legality.                                                  54
          (c)      Notice.                                                    54
          (d)      Delivery of Documents.                                     54
          (e)      Lenders to Fund.                                           54
          (f)      Old Loans.                                                 54
ARTICLE IV. REPRESENTATIONS AND WARRANTIES                                    54
    SECTION 4.01 Organization, Good Standing, Etc.                            55
    SECTION 4.02 Authorization, Etc.                                          55
    SECTION 4.03 Governmental Approvals.                                      55
    SECTION 4.04 Enforceability of Credit Documents.                          55
    SECTION 4.05 Litigation.                                                  55
    SECTION 4.06 Compliance with Law, Etc.                                    55
    SECTION 4.07 Permits, Etc.                                                56
    SECTION 4.08 Full Disclosure.                                             56
ARTICLE V. COVENANTS OF THE BORROWER                                          56
    SECTION 5.01 Affirmative Covenants.                                       56
          (a)      Compliance with Laws, Etc.                                 56
          (b)      Preservation of Existence, Etc.                            56
          (c)      Maintenance of Properties, Etc.                            56
          (d)      Compliance with Documents.                                 57
          (e)      Obtaining of Permits, Etc.                                 57
          (f)      Keeping of Records and Books of Account.                   57
    SECTION 5.02 Negative Covenants.                                          57
          (a)      Merger, Consolidation, Etc.                                57
          (b)      Sale of Assets, Etc.                                       57
ARTICLE VI. EVENTS OF DEFAULT                                                 57
    SECTION 6.01 Events of Default.                                           57
          (a)      Non-Payment of Obligations.                                57
          (b)      Breach of Representation and Warranty.                     57

          (c)      Breach of Certain Covenants.                               57
          (d)      Default on Other Indebtedness.                             58
          (e)      Bankruptcy, Insolvency, Etc.                               58
          (f)      Invalidity of any Credit Document.                         58
          (g)      Judgments, Etc.                                            58
ARTICLE VII. MISCELLANEOUS                                                    59
    SECTION 7.01 Notices, Etc.                                                59
    SECTION 7.02 Amendments, Etc.                                             61
    SECTION 7.03 No Waiver; Remedies, Etc.                                    61
    SECTION 7.04 Fees, Costs, Expenses and Taxes.                             61
    SECTION 7.05 Funding Defaults.                                            62
    SECTION 7.06 Severability.                                                62
    SECTION 7.07 Successors and Assigns.                                      62
    SECTION 7.08 Counterparts.                                                62
    SECTION 7.09 Headings.                                                    63
    SECTION 7.10 Governing Law.                                               63
    SECTION 7.11 Forum Selection and Consent to Jurisdiction; Enforcement.    63
    SECTION 7.12 No Third Party Beneficiaries.                                64
    SECTION 7.13 Integration.                                                 64
    SECTION 7.14 No Party Deemed Drafter.                                     64
    SECTION 7.15 Waiver of Jury Trial.                                        64
    SECTION 7.16 English and Spanish.                                         64
Signature Pages Follow                                                        64

Schedule 2.01     Funding Requirements
Schedule 2.03(b)  Innova, S de R.L. de C.V. Amounts of Old Loans in 2000-2002
Exhibit A         Form of Promissory Note (English and Spanish)

                  CREDIT AGREEMENT, dated as of July 22, 2002, between Innova,
S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company) formed under the laws of Mexico (the "Borrower"), the lenders listed on the signature pages hereto (the "Lenders") and, solely for purposes of Sections 2.03(c), 2.04(b) and 2.08 and Articles VI and VII hereof, Corporacion Novavision, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company) formed under the laws of Mexico and subsidiary of the Borrower ("Novavision").

                                    RECITALS

                  WHEREAS, the Borrower and the Lenders (or their predecessors in interest) are parties to that certain Interim Agreement, dated as of December 3, 1998, as amended by letter agreements dated December 22, 1998 and May 8, 2000 (the Interim Agreement, as amended, the "Interim Agreement");

                  WHEREAS, the Interim Agreement set forth the terms and conditions upon which the parties thereto agreed to fund the working capital needs of the Borrower with respect to debt and equity funding during the periods covered thereby;

                  WHEREAS, in order to continue to operate its business from and after the effective date of this Agreement, the Borrower has required and will continue to require debt funding from the Lenders;

                  WHEREAS, the parties desire to enter into this Agreement in order to more fully set forth the terms and conditions upon which the Lenders agree to loan funds to the Borrower, and intend that this Agreement supercede the Interim Agreement in respect of debt funding from and after the effective date of this Agreement; and

                  WHEREAS, in consideration in part for New Loans (as such term is defined herein) to be made pursuant to the terms hereof, the Borrower's obligations in respect of funds previously loaned to it in respect of the Old Loans (as such terms is defined herein) shall be evidenced by promissory notes issued by the Borrower in substantially the form of Exhibit A annexed hereto;

                  NOW, THEREFORE, the parties agree as follows:

II.

         DEFINITIONS

         A.       Definitions.

         B. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

                  "Affiliate" means, as to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

                  "Borrower" has the meaning set forth in the preamble hereto.

                  "Borrowing Notice" has the meaning set forth in Section 2.02 hereof.

                  "Borrowing Period" has the meaning set forth in Section 2.01 hereof.

                  "Business Day" means any calendar day other than a Saturday or Sunday, or a day on which banks in New York City or Mexico City are required or authorized by law or applicable regulations to be closed.

                  "By-laws" means, with respect to any Person, its duly constituted and approved by-laws and in the case of Innova or Novavision means its duly approved estatutos sociales.

                  "Credit Documents" means this Agreement, the Promissory Notes issued pursuant hereto, the Novavision Notes and all other certificates, applications, instruments, documents or agreements executed and delivered pursuant hereto or thereto or in connection with any Loan or other transaction contemplated herein or therein.

                  "Debt Funding Default" has the meaning set forth in Section
7.5 hereof.

                  "Default" means any Event of Default or any condition, occurrence or event that, after notice, lapse of time or both, would constitute an Event of Default.

                  "Event of Default" means any of the events set forth in
Section 6.01 hereof.

                  "Financial Statements" means (i) the audited financial statements of the Borrower in respect of its most recent fiscal year and (ii) the unaudited financial statements of the Borrower in respect of each fiscal quarter (except the fourth) of its most recently completed fiscal year and of its current fiscal year.

                  "GAAP" means generally accepted accounting principles in Mexico as in effect from time to time, consistently applied; provided, however, that if the Borrower is required by its By-laws, contract, applicable laws or the rules and regulations of any securities exchange on which its securities are traded to reconcile its financial statements to United States generally accepted accounting principles, "GAAP" shall also refer to such reconciled financial statements.

                  "Governmental Authority" means, with respect to the Borrower, Mexico or any State or political subdivision thereof or any foreign nation (including without limitation the United States of America) or political subdivision thereof, any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government in Mexico (or any state or political subdivision thereof) or any foreign nation (including without limitation the United States of America) or any political subdivision thereof, including, without limitation, any central bank or other governmental or quasi-governmental authority exercising control over banks or other financial institutions, and any corporation or other entity or authority owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

                  "herein", "hereof", "hereto", "hereunder" and similar terms used in any Credit Document refer to such Credit Document as a whole and not to any particular Section, paragraph or provision of such Credit Document.

                  "Indebtedness" has the meaning set forth in Section 6.01(d) hereof.

                  "Innova" has the meaning set forth in the Preamble to this Agreement.

                  "Interim Agreement" has the meaning set forth in the Recitals hereto.

                  "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

                  "Loans" means the Old Loans and the New Loans.

                  "Loan Commencement Date" means the date on which all of the conditions precedent set forth in Section 3.01 hereof are satisfied and a Loan is made.

                  "Mexico" means the United Mexican States, its states and other political subdivisions thereof.

                  "New Loans" means loans made by the Lenders to the Borrower pursuant to Article II hereof from and after the date of this Agreement, which loans shall be evidenced by Promissory Notes in substantially the form of Exhibit A annexed hereto.

                  "Novavision" has the meaning set forth in the Preamble to this Agreement.

                  "Novavision Notes" has the meaning set forth in Section 2.03(c) hereof.

                  "Obligations" means (a) the obligation of the Borrower to pay, as and when due and payable (by scheduled maturity, prepayment, acceleration of maturity, demand or otherwise), all amounts from time to time owing by it in respect of any Credit Document to which it is a party, whether for principal, interest, fees, expenses, commissions or otherwise, and (b) the obligation of the Borrower to perform or observe all of its other obligations from time to time existing under any Credit Document to which it is a party. In the case of Novavision, "Obligations" means (a) the obligation of Novavision to pay, as and when due and payable (by scheduled maturity, prepayment, acceleration of maturity, demand or otherwise), all amounts from time to time owing by it in respect of any Credit Document to which it is a party, whether for principal, interest, fees, expenses, commissions or otherwise, and (b) the obligation of Novavision to perform or observe all of its other obligations from time to time existing under any Credit Document to which it is a party.

                  "Old Loans" means loans made by the Lenders to the Borrower prior to the date of this Agreement as set forth on Schedule 2.03(b) hereto and, pursuant to Section 2.03(b) hereof, deemed made pursuant to this Agreement and evidenced by a Promissory Note.

                  "Person" means an individual, corporation, partnership, limited liability company, business trust, fideicomiso (Mexican trust), association, joint-stock company, trust, unincorporated organization, joint venture or governmental authority or other regulatory body.

                  "Promissory Note" means a promissory note issued by the Borrower, substantially in the form of Exhibit A hereto, evidencing the indebtedness resulting from the making of a Loan and delivered to one of the Lenders pursuant to Article III hereof, and any promissory note or notes issued in exchange or replacement therefor, in each case as such promissory note or notes may be modified from time to time in accordance with the terms of this Agreement, provided, however, that a Promissory Note shall not, in any event or under any circumstances, be considered to be a "pagare causal", as such instruments are defined under applicable Mexican law.

                  "Proportionate Interest" means, as of any date of determination, the fraction resulting by dividing (i) the aggregate principal amount of Loans made and pursuant to Section 2.03(b) deemed made by a Lender hereunder from and after the date of this Agreement by (ii) the aggregate principal amount of Loans made and pursuant to Section 2.03(b) deemed made by all the Lenders, including without limitation Loans made pursuant to Section
7.05 hereof.

                  "Subsidiary" means, as to any Person, any corporation or other entity of which capital stock or other ownership interests having (in the absence of contingencies) ordinary voting power to elect at least a majority of the board of directors (or Persons performing similar functions) of such corporation or other entity is, at the time of determination, owned directly, or indirectly through one or more intermediaries, by such Person.

                  "United States" or "U.S." means the United States of America, its States and other political subdivisions thereof and the District of Columbia.

         C. Accounting and Other Terms. Unless otherwise expressly stated herein, all accounting terms used in this Agreement and not otherwise defined herein shall be construed in accordance with GAAP applied on a basis consistent with that applied in the preparation of the audited Financial Statements. All terms used in this Agreement that are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and that are not otherwise defined herein shall have the same meanings herein as set forth therein.

III.

         TERMS OF THE LOANS

         A. Commitments. Subject to Section 2.02 hereof the Lenders agree on the terms and conditions hereinafter set forth to make New Loans to the Borrower from time to time as requested by the Borrower on any Business Day during the term of this Agreement, in accordance with the Loan amounts set forth on Schedule 2.01 attached hereto. Schedule 2.01 shall be amended from time to time by agreement among the Lenders and the Borrower to reflect

Borrower's monthly or other periodic funding requirements as agreed among the Lenders and with the Borrower for each calendar year or other applicable period as noted on such schedule (a "Borrowing Period"). Subject to Section 7.05 hereof, each New Loan requested by the Borrower and approved by the Lenders pursuant to Section 2.02 hereof shall be made by all Lenders on a pro rata basis in accordance with their ownership interests in Borrower.

         B. Manner of Lending. The Lenders shall make New Loans available to the Borrower on a monthly basis or as otherwise requested by Borrower (but not more frequently than monthly), subject to the following: (i) Not fewer than 10 (ten) days prior to requested funding for a New Loan, the Borrower will deliver to the Lenders a notice of borrowing setting forth the amount of funding required for the New Loan for such month (or other period) in a Borrowing Period (each, a "Borrowing Notice"), which amount will be consistent with Schedule 2.01, subject to adjustment pursuant to supporting documentation supplied by the Borrower and satisfactory to the Lenders in their sole discretion; (ii) the Lenders and the Borrower shall hold a conference call to discuss the New Loan, and upon confirmation of the New Loan in writing by the Lenders by means of facsimile transmission to the Borrower and each other, the Borrower shall issue its Promissory Notes, each duly executed by the Borrower, dated the funding date (as prearranged with each Lender), in principal amounts representing each Lender's pro rata share of the New Loan; and (iii) upon the Lenders' receipt of the duly executed Promissory Notes, each Lender shall fund its pro rata shares of the New Loan on the date indicated by the Promissory Note, subject to fulfillment of the conditions set forth in Article III hereof. All but not less than all the Lenders may waive in writing to each other and the Borrower the requirement of the conference call with respect to any New Loan, in which case the terms of clauses (i) and (iii) above will be applicable.

         C. Promissory Notes; Old Loans; Novavision Notes. (a) Each Loan (and each Default Loan pursuant to Section 7.05) made hereunder shall be evidenced by a Promissory Note in substantially the form attached hereto as Exhibit A with appropriate insertions as to date, name of Lender and principal amount. The terms of each such Loan, including without limitation each Promissory Note, shall be subject to the terms of this Agreement, provided, however, that such Promissory Notes shall not, in any event or under any circumstances, be considered to be a "pagare causal", as such instruments are defined under applicable Mexican law.

                  (b) Prior to the date of this Agreement, the Lenders from time to time funded the operations of the Borrower by extending debt (as well as equity) funding to it, including pursuant to the Interim Agreement. Borrower's repayment obligations in respect of the Old Loans have not, prior to the date of this Agreement, been evidenced by any note or other written instrument. In consideration of the debt funding made by the Lenders in respect of the Old Loans and of the further funding to be made pursuant to this Agreement in respect of the New Loans, (i) the Borrower hereby agrees to execute Promissory Notes in substantially the form annexed hereto as Exhibit A in order to evidence the Old Loans, and (ii) the Borrower agrees that the Old Loans and the Promissory Notes evidencing same shall be deemed to have been made pursuant to this Agreement and shall be governed by the terms hereof, provided, however, that such Promissory Notes shall not, in any event or under any circumstances, be considered to be a "pagare causal", as such instruments are defined under applicable Mexican law, for the purposes stated herein.

                  (c) In May 2000, in consideration for loans made by the Lenders to it, Novavision issued promissory notes aggregating US$8,300,000 to the Lenders (notes in the principal amount of US$4,980,000, US$2,490,000 and US$830,000 were issued to Televisa, News Corporation and Liberty Media (or their affiliates), respectively (the "Old Novavision Notes")). In consideration of the Loans to be made hereunder and the other terms and conditions hereof and each Lender's cancellation and surrender to Novavision of its Old Novavision Note, upon such surrender (i) Novavision hereby agrees to issue to each such Lender a new promissory note in the same denomination (and equal aggregate principal amount for all such notes) and at the same rate of interest as the Old Novavision Notes but in substantially the form of the Promissory Notes (with appropriate modifications, insertions and references to reflect the change of issuer and in accordance with the terms of the next succeeding sentence, collectively the "Novavision Notes") and (ii) the Borrower will unconditionally and irrevocably guarantee the Novavision Notes upon substantially the same terms and conditions of guarantee of the Old Novavision Notes. Novavision and each of the Lenders hereby agrees that the Novavision Notes shall (i) bear the same issue date as the Old Novavision Notes, (ii) mature on the tenth anniversary thereof and (iii) be issued pursuant to the terms of this Agreement and be enforceable in accordance with the terms hereof, as may be applicable, and none of them shall, in any event or under any circumstances, be considered to be a "pagare causal", as such instruments are defined under applicable Mexican law, for the purposes stated herein. Novavision hereby (i) represents and warrants that it has full power and authority to issue and perform this Agreement (to the extent provided herein), (ii) represents and warrants that the Novavision Notes and this Agreement (to the extent Novavision is obligated hereby) have been duly authorized, (iii) represents and warrants that this Agreement will, upon the execution and delivery hereof, and when issued upon cancellation and surrender of the Old Novavision Notes, the Novavision Notes will, represent its legal, valid and binding obligations in accordance with their terms, and as such, none will be considered as a "pagare causal"; (iv) represents and warrants that the issuance, delivery and performance of the Novavision Notes do not and will not contravene its charter or By-laws nor any rule regulation, judgment, order or decree or violate any provision of any contract, agreement, indenture, note or other instrument to which Novavision is a party or by which its assets or properties may be bound, and (v) hereby agrees to be a Party to this Agreement with respect to this Section 2.03(c), Section 2.04(b) and Section 2.08 and Articles VI and VII hereof with respect to the terms thereof.

         D. Repayments (a) Subject to prepayment pursuant to Section 2.05 hereof or acceleration of maturity of the Loans as provided elsewhere herein, the Borrower shall repay in full the unpaid principal amount of each Loan and all accrued interest thereon in accordance with the terms of the respective Promissory Note but, in no event later than the tenth (10th) anniversary of the date on which each such Promissory Note was issued.

                  (b) Notwithstanding anything to the contrary in this Agreement, any Promissory Note or any other Credit Document, all payments by the Borrower in respect of each Loan, and all payments by Novavision pursuant to the Novavision Notes, including without limitation all payments of principal, interest and amounts payable in respect of Section 2.07 (and the corresponding provisions of each Promissory Note and the Novavision Notes) and any other amounts, whether at maturity, upon prepayment or acceleration or in any other circumstance, shall be made to the Lenders pro rata based on their Proportionate Interests in the Loans (and in the case of the Novavision Notes, their respective interests therein), it being the understanding and agreement of the Parties that each Lender shall be repaid at the same time and upon the same conditions as the other Lenders, in such amounts as reflect their Proportionate Interests in the Loans (and in the case of the Novavision Notes, their respective interests therein).

         E. Prepayments. The Borrower may at its option, upon at least five (5) Business Days prior written notice confirmed immediately in writing to the Lenders, at any time and from time to time, without penalty or premium, prepay any Loan in whole or in part. Each prepayment made pursuant to this
Section 2.05 shall be accompanied by the payment of interest accrued to the date of such prepayment on the amount prepaid. Each prepayment shall be made at the same time to, and pro rata among, the Lenders and, to the extent applicable, applied toward the payment of the principal of the Promissory Notes in the inverse order of their maturities.

         F.       Interest.

                           (a)      Interest Rate. The Borrower shall pay
interest on the unpaid principal amount of each Loan from the date such Loan is made until such principal amount is paid in full, at the fixed ordinary rate of nine percent (9%) per annum (the "Interest Rate"). Subject to prepayment or acceleration of maturity as provided herein, interest shall be payable on each Loan on the tenth (10th)anniversary from the date such Loan is made. Notwithstanding any other provision of this Agreement or the applicable Promissory Note, interest paid or becoming due hereunder shall in no event exceed the maximum rate permitted by applicable law.

                           (b)      Overdue Interest. Any principal of any Loan
that is not paid when due (whether at stated maturity, upon prepayment, by acceleration or otherwise) and, to the extent permitted by law, interest on any Loan not paid when due, shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at an interest rate per annum equal at all times to the Interest Rate plus two percent (2%) per annum.

                           (c)      Interest Payments.

                           Accrued interest on any Loan shall be payable (i) on
any prepayment of all or a portion of the principal amount of such Loan (on the amount prepaid) to the date of prepayment, (ii) at maturity (whether at stated maturity, by acceleration or otherwise) and (iii) after maturity, on demand and, in any event, in arrears on the last Business Day of each month.

         G. Taxes. All payments made by the Borrower hereunder or under any Promissory Note will be made without setoff, counterclaim or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, stamp or other taxes, levies, imposts, deductions, charges, fees, withholding, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities, excluding taxes on the overall net income of the Lenders (such non-excluded taxes levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions are hereinafter collectively referred to as the "Taxes"). If the Borrower shall be required by any applicable law, rule or regulation to deduct or withhold any Taxes from or in respect of any amount payable under any Obligation, then (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders pursuant to this sentence) each Lender receive an amount equal to the sum that it would have received had no such deductions or withholdings been made,

(ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send the Lenders an official receipt showing payment. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment of any Obligation or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, any Promissory Note or any other Credit Document (hereinafter referred to as "Other Taxes"). The Borrower will indemnify the Lenders for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes on amounts payable to the Lenders under this paragraph) paid by the Lenders and any liability (including, without limitation, penalties, interest and reasonable expenses of collection for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, upon written demand by the Lenders therefor. Notwithstanding any other provisions herein or in any Credit Document, if, as a result of an assignment or transfer in any other manner of any Promissory Note, the domicile or residence of a Lender changes with the result that amounts payable by the Borrower thereunder in respect of Taxes or Other Taxes are increased, the Borrower's liability in respect of such Taxes or Other Taxes will be limited to amounts it would have been required to pay prior to the assignment or transfer.

         H. Evidence of Indebtedness. Each Lender may, but shall be under no obligation to, maintain an account or accounts evidencing the indebtedness of the Borrower or of Novavision, as applicable, to such Lender resulting from each Loan and the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In any legal action or proceeding any such account or accounts shall be prima facie evidence of the existence and amounts of the obligations of the Borrower or of Novavision therein recorded, absent manifest error. The Lenders shall, upon written request by the Borrower (made not more than once during each calendar quarter), deliver to the Borrower a statement showing the principal balance of each Loan.

         I. Payments and Computations. The Borrower will make each payment under the Promissory Notes and the other Credit Documents to which it is a party not later than 11:30 a.m., New York City time, on the day when due, in lawful currency of the United States and in same day funds to the Lenders, at the Lenders' addresses referred to in Section 7.01 hereof. Any payment made by the Borrower pursuant to any Credit Document after 11:30 a.m., New York City time, shall be deemed to have been made on the immediately following Business Day. Whenever any payment to be made under any such Credit Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the immediately following Business Day and such extension of time shall in such case be included in the computation of interest. All computations of interest under the Promissory Notes hereunder shall be made by the Lenders on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; provided, however, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan. Each determination by the Lenders of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

         J. SECTION 2.10. Use of Proceeds. The Borrower shall apply the proceeds of each Loan to fund the working capital needs of the Borrower or as may otherwise be agreed between the Lenders and the Borrower.

IV.

         CONDITIONS TO LOANS

         A. Conditions Precedent to the Loans. The obligations of each of the Lenders to make each Loan is subject to the fulfillment, in a manner satisfactory to the Lenders, of each of the following conditions precedent:

                           (a)      Representations and Warranties; No Default.
Each of the following statements shall be true and correct: (i) the representations and warranties contained in Article IV hereof and in each other Credit Document delivered to the Lenders shall be true and correct on and as of the date each such Loan is entered into and funded (each, a "Loan Commencement Date"), both immediately before and immediately after giving effect to such Loan, as though such representations and warranties had been made on and as of each Loan Commencement Date; and (ii) on each Loan Commencement Date, both immediately before and immediately after giving effect to such Loan, no Default shall have occurred and be continuing.

                           (b)      Legality. The making of the Loans shall not
contravene any law, rule, regulation, judgment, order, decree, By-law provision or corporate resolution applicable to any Lender or the Borrower and shall not violate any provision of any contract, agreement, indenture, note or other instrument to which the Borrower is a party or by which its assets or properties may be bound.

                           (c)      Notice. Each of the Lenders shall have
received a Borrowing Notice pursuant to Section 2.02 hereof with respect to such Loan, the delivery of which by Borrower shall constitute a deemed representation as to the accuracy of the statements in Section 3.01(a).

                           (d)      Delivery of Documents. Each of the Lenders
shall have received on the applicable Loan Commencement Date a Promissory Note issued by the Borrower in substantially the form set forth in Exhibit A hereto evidencing such Lender's pro rata share of the Loan.

                           (e)      Lenders to Fund. Subject to Section 7.05
hereof, each of the other Lenders shall, substantially contemporaneously with such Lender, have funded its pro rata share of the Loan.

                           (f)      Old Loans.

                           Prior to making the initial New Loans to be made
hereunder, each of the Lenders shall have received all Promissory Notes evidencing the Old Loans, each duly executed by the Borrower, to which such Lender is entitled by the terms hereof.

V.

         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants to each of the Lenders as follows:

         A. Organization, Good Standing, Etc. Each of the Borrower and its Subsidiaries (a) is a corporation duly organized and validly existing under the laws of Mexico, (b) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to execute and deliver each Credit Document to which it is a party and to consummate the transactions contemplated thereby and to make the borrowings hereunder and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

         B. Authorization, Etc. The execution, delivery and performance by the Borrower of each Credit Document to which it is a party: (a) have been duly authorized by all necessary corporate action, (b) do not and will not contravene its charter or by-laws, any applicable law, rule, regulation, judgment, order or decree, or any contractual restriction binding on or otherwise affecting it or any of its properties, (c) do not and will not result in or require the creation of any Lien (other than pursuant to any such Credit Document) upon or with respect to any of its properties and (d) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

         C. Governmental Approvals. No authorization, approval or license from, filing with or notice to, and no other action by, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by the Borrower or any of its Subsidiaries of any Credit Document to which it is a party.

         D. Enforceability of Credit Documents. This Agreement is, and each other Credit Document to which the Borrower is a party, when delivered hereunder, will be, assuming compliance by the Lenders with their obligations hereunder, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, and the Promissory Notes, if sought to be enforced in a summary proceeding (procedimiento ejecutivo) under applicable Mexican laws, will not be considered as "pagares causales", as defined under applicable Mexican law.

         E. Litigation. There is no action, suit, proceeding or investigation against or affecting the Borrower or any of its Subsidiaries pending, or to the Borrower's knowledge threatened, before any court, any Governmental Authority, agency or official or any arbitrator that (a) may materially adversely affect the operations, condition (financial or otherwise), business, assets or prospects of the Borrower or the ability of the Borrower or any of its Subsidiaries to perform its obligations under any Credit Document to which it is or will be a party or (b) relates to this Agreement, the Promissory Notes or any other Credit Document or any transaction contemplated herein or therein.

         F. Compliance with Law, Etc. None of the Borrower or its Subsidiaries is in violation of its charter or by-laws, or any applicable law, rule, regulation, judgment, order or decree or of any material term of any agreement or instrument binding on or otherwise affecting it or any of its properties.

         G. Permits, Etc. Each of the Borrower and its Subsidiaries has all permits, licenses, consents, authorizations, approvals, entitlements and accreditations required for it lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by the Borrower. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, consent, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

         H. Full Disclosure. No Credit Document or schedule or exhibit thereto, and no certificate, report, oral or written statement or other document or information furnished to the Lenders in connection therewith or with the consummation of the transactions contemplated thereby, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading. There is no fact or condition materially adversely affecting the operations, condition (financial or otherwise), business or assets or prospects of the Borrower that has not been set forth in a footnote included in the Financial Statements or a Schedule hereto (other than public information with respect to general business conditions).

VI.

         COVENANTS OF THE BORROWER

         A. Affirmative Covenants. So long as this Agreement remains in effect or any Obligation remains unpaid, the Borrower shall, and shall cause each of its Subsidiaries to, unless each of the Lenders shall otherwise consent in writing:

                           (a)      Compliance with Laws, Etc. Comply in all
material respects with all applicable laws, rules, regulations, judgments, treaties, orders and decrees, such compliance to include, without limitation,
(i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof.

                           (b)      Preservation of Existence, Etc. Maintain and
preserve its existence, rights and privileges, and become or remain duly qualified in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

                           (c)      Maintenance of Properties, Etc. Maintain and
preserve all of its properties that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

                           (d)      Compliance with Documents. Observe and
comply with the terms and conditions of each Credit Document to which it is a party, pay all amounts payable by it thereunder according to the terms thereof, and take all actions as may be requested by the Lenders to enforce the Obligations under the Credit Documents.

                           (e)      Obtaining of Permits, Etc. Obtain, maintain
and preserve all permits, licenses, consents, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased or in which the transaction of business makes such qualification necessary.

                           (f)      Keeping of Records and Books of Account.
Keep adequate records and books of account, with complete entries made in accordance with GAAP applied on a consolidated basis consistent with that applied in the preparation of its audited Financial Statements, reflecting all of its financial transactions.

         B. Negative Covenants. So long as this Agreement remains in effect or any Obligation remains unpaid the Borrower shall not, and none of its Subsidiaries shall, without the prior written consent of the Lenders:

                           (a)      Merger, Consolidation, Etc. Wind-up,
liquidate, declare insolvency, concurso mercantil or file under any applicable bankruptcy, concurso mercantil or similar statute, or dissolve itself (or suffer or permit any such action), merge, consolidate or amalgamate with or into any other Person, purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof).

                           (b)      Sale of Assets, Etc. Sell, assign, lease or
otherwise transfer or dispose of, whether in one transaction or in a series of related transactions, all or substantially all of its properties, rights or other assets (whether now owned or hereafter acquired) to any Person.

VII.

         EVENTS OF DEFAULT

         A. Events of Default. If any of the following (an "Event of Default") shall occur and be continuing:

                           (a)      Non-Payment of Obligations. The Borrower or
Novavision shall fail to pay when due (whether by scheduled maturity, prepayment, acceleration of maturity, demand or otherwise) any Obligation, including, without limitation, any principal of or interest on any Loan or any fee or other amount due hereunder; or

                           (b)      Breach of Representation and Warranty. Any
representation or warranty made by the Borrower, Novavision or by any officer of the Borrower or any Subsidiary thereof, under or in connection with any Credit Document, shall have been incorrect in any material respect when made or deemed made; or

                           (c)      Breach of Certain Covenants. The Borrower or
any Subsidiary of the Borrower shall fail to perform or observe any term, covenant or agreement contained in any

Credit Document and to be performed or observed by such Person and, except as set forth in subsection (a) of this Section 6.01, such failure, if capable of being remedied, shall remain unremedied for five days after written notice thereof shall have been given to the Borrower by any Lender; or

                           (d)      Default on Other Indebtedness. The Borrower
or any Subsidiary of the Borrower shall fail to pay any debt for borrowed money or other similar obligation or liability excluding Indebtedness evidenced by the Promissory Notes ("Indebtedness") in an aggregate amount in excess of US$500,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness in excess of such amount shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                           (e)      Bankruptcy, Insolvency, Etc. The Borrower or
any of its Subsidiaries shall be generally not paying its debts as such debts become due, shall be insolvent, shall admit in writing its inability or unwillingness to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, concurso mercantil, liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, concurso mercantil, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or any of its Subsidiaries or for any substantial part of its or their property; or the Borrower or any of its Subsidiaries shall take any action to authorize or effect any of the actions set forth above in this subsection (e); or

                           (f)      Invalidity of any Credit Document. (i) Any
provision of this Credit Agreement, any Promissory Note or any other Credit Document shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or (ii) the validity or enforceability thereof shall be contested by the Borrower or Novavision, as the case may be, or (iii) a proceeding shall be commenced by the Borrower, Novavision or by any Governmental Authority or other regulatory body having jurisdiction over the Borrower or Novavision seeking to establish the invalidity or unenforceability of any Credit Document, or (iv) the Borrower or Novavision, as the case may be, shall refuse or fail to execute and deliver, or shall deny that it has any liability or obligation purported to be created under, any Credit Document; or

                           (g)      Judgments, Etc. One or more judgments or
orders (other than a judgment or award described in clause (e) of this Section 6.01) for the payment of money exceeding any applicable insurance coverage by more than US$500,000 in the aggregate shall be rendered against the Borrower or any Subsidiary thereof, and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then, and in any such event, any Lender may in its sole discretion, by notice delivered simultaneously to the Borrower and the other Lenders, (i) declare all Obligations (including, without limitation, all principal of and interest on the Promissory Notes and Novavision Notes and all other amounts payable under this Agreement) to be immediately due and payable, whereupon the Promissory Notes and all other Obligations of the Borrower and Novavision hereunder and the other Credit Documents shall become and be immediately due and payable without diligence, presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and Novavision and (ii) exercise any and all of its other rights under applicable law, hereunder and under the other Credit Documents.

VIII.

         MISCELLANEOUS

         A. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

         if to the Borrower, to

                                    Innova S. de R.L. de C.V.
                                    Insurgentes Sur No. 694, Sexto Piso
                                    Del Valle C.P. 03100 Mexico, D.F.
                                    Attn: Pablo Vazquez Oria, Director General
                                    Telephone: (5255) 5448-4018
                                    Facsimile:(5255)5448-4047
                                    c.c.p. Carlos Ferreiro Rivas, V.P. Admin. y
                                    Finanzas (tel. (5255) 5448-4000) (Facsimile:
                                    (5255)5448-4047)

         if to Novavision, S. de R.L. de C.V., to

                                    Novavision, S. de R.L. de C.V.
                                    Insurgentes Sur No. 694, Sexto Piso
                                    Del Valle C.P. 03100 Mexico, D.F.
                                    Attn: Pablo Vazquez Oria
                                    Telephone: (5255) 5448-4018
                                    Facsimile:(5255)5448-4047
                                    c.c.p. Carlos Ferreiro Rivas, V.P. Admin. y
                                    Finanzas (tel. (5255) 5448-4000) (Facsimile:
                                    (5255)5448-4047)

         if to Grupo Televisa, S.A., to

                                    Grupo Televisa, S.A.
                                    Avenida Vasco de Quiroga 2000
                                    Edificio A, Tercer Piso
                                    01210 Mexico, D.F.
                                    Attn: Alex Penna

                                    Telephone: (52) 5261 2458
                                    Facsimile: (52) 5261 2524

         If to Sky DTH, S. de R.L. de C.V., to

                                    Sky DTH, S. de R.L. de C.V.
                                    c/o Grupo Televisa, S.A.
                                    Avenida Vasco de Quiroga 2000
                                    Edificio A, Tercer Piso
                                    01210 Mexico, D.F.
                                    Attn: Alex Penna
                                    Telephone: (52) 5261 2458
                                    Facsimile: (52) 5261 2524

         if to News America Incorporated, to

                                    News America Incorporated
                                    1211 Avenue of the Americas
                                    New York, New York 10036
                                    Attn: Arthur M. Siskind
                                    Telephone: (212) 852-7007
                                    Facsimile: (212) 768-2029

         If to News DTH (Mexico) Investment Limited, to

                                    News DTH (Mexico) Investment Limited
                                    c/o The News Corporation Limited
                                    1211 Avenue of the Americas
                                    New York, NY  10036
                                    Attn: Arthur M. Siskind
                                    Telephone: (212) 852-7007
                                    Facsimile: (212) 768-2029

         if to Liberty Mexico DTH, Inc., to

                                    Liberty Mexico DTH, Inc.
                                    c/o Liberty Media International, Inc.
                                    12300 Liberty Boulevard
                                    Englewood, CO  80112
                                    Attn: Legal Department
                                    Telephone: (720) 875-5400
                                    Facsimile: (720) 875-5858
or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 7.01. All such notices and other communications shall be effective (i) if mailed, five days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if by facsimile, when such facsimile is transmitted to the number specified and the appropriate confirmation is received, and (iii) if delivered, upon delivery.

         B. Amendments, Etc. No amendment or modification of any provision of this Agreement, any Promissory Note or other Credit Document shall be effective unless it is in writing and signed by the Borrower and the Lenders (and, in the case of Section 2.03(c), Section 2.04(b), Section 2.08 or any provision of Article VI or VII, Novavision), as applicable, and no waiver of any provision of this Agreement, any Promissory Note or other Credit Document, nor consent to any departure by the Borrower therefrom, shall be effective unless it is in writing and signed by the Lender against whom enforcement of such amendment or waiver is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         C. No Waiver; Remedies, Etc. No failure on the part of any Lender to exercise, and no delay in exercising, any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lenders provided herein and in the other Credit Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lenders under any Credit Document against any party thereto are not conditional or contingent on any attempt by the Lenders to exercise any of its rights under any other Credit Document against such party or against any other Person. Unless the Lenders otherwise agree in writing, any waiver of any right, power or privilege as may be granted by them shall apply to each of the Lenders proportionally in respect of its interest.

         D. Fees, Costs, Expenses and Taxes. The Borrower will pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees, disbursements and other client charges), in connection with the enforcement or preservation of any rights under the Credit Documents and the other documents to be delivered pursuant to the Credit Documents or in connection with the negotiation of any restructuring, work-out or renegotiation of any of the terms of this Agreement (whether or not consummated) or the Obligations of the Borrower hereunder. In addition, the Borrower will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, registration and recording of the Credit Documents, and will hold the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. In the event a suit is brought to enforce payment under any Promissory Note and accrued interest thereon, if any, or any other Obligations, the Borrower agrees to pay such additional sum for expenses and reasonable attorney fees as the court may adjudge. Notwithstanding anything to the contrary in the foregoing of this Section 7.04, in the case of the Novavision Notes, Novavision shall have and discharge the obligations herein allocated to the Borrower in respect of the Credit Documents pertaining to it.

         E. Funding Defaults. The failure of any Lender (a "Defaulting Lender") to advance funds to the Borrower by a required funding date in accordance with Sections 2.01 and 2.02 hereof (a "Debt Funding Default") shall extinguish the funding obligation of the non-defaulting Lenders with respect to that Loan and the Borrower shall be required to return any funds advanced pursuant to the extinguished obligation; provided, however, that the non-defaulting Lenders may elect in their sole discretion to fund their proportionate shares of that Loan notwithstanding the Debt Funding Default. A non-defaulting Lender may further elect to loan an additional amount to the Borrower (on the same terms as for other amounts loaned in that Loan and subject to the next sentence) to cover all or a portion of the Defaulting Lender's proportionate share of the Loan (a "Default Loan") and the Borrower shall issue its Promissory Note, duly executed by the Borrower, in the principal amount equal to the amount of the Default Loan, dated the date of funding thereof. The Borrower shall be obligated to repay the principal amount of the Default Loan to the non-defaulting Lender (provided, however, that if the Borrower fails to repay such Default Loan in accordance with its terms, the Defaulting Lender shall be obligated to pay the principal amount of the Default Loan to the non-defaulting Lender) and such Default Loan shall bear simple interest at the rate of thirty percent (30%) per annum, payable quarterly in cash to the non-defaulting Lender by the Defaulting Lender. Interest (if any) payable by the Borrower on the Default Loan shall be payable to the non-defaulting Lender and such interest shall accrue until maturity as set forth in the Promissory Notes and, subject to the proviso in the preceding sentence, be credited against the amount of interest payable by the Defaulting Lender to the non-defaulting Lender. Except as expressly provided herein, no third-party beneficiary right shall be created pursuant hereto. A Defaulting Lender, and a non-defaulting Lender, as the case may be, shall, upon return of any funds by the Borrower pursuant to this Section 7.05, promptly cancel the related Promissory Note and return it to the Borrower.

         F. Severability. Any provision of this Agreement, or of any other Credit Document to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         G. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, Novavision and the Lenders and their respective permitted successors and assigns. Neither the Borrower nor Novavision may assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders. No Lender may assign its rights hereunder or any interest herein or in any Credit Document without the consent in writing of each other Lender. Notwithstanding the foregoing, upon prior written notice to the Borrower and the other Lenders, any Lender may assign to one or more of its respective Affiliates its right, title and interest in and to the Loans and the Credit Documents and to the extent of any such assignment or participation (unless otherwise stated therein) the assignee or participant of such assignment or participation shall have the same rights and benefits, and shall be subject to the same restrictions, under the Credit Documents, as it would have if it were a Lender hereunder (including, without limitation, the right to receive payments under Article II hereof).

         H. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

         I. Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         J. Governing Law. This Agreement, each of the Promissory Notes and each other Credit Document shall be governed in all respects by, and construed in accordance with, the laws of the State of New York, United States of America, applicable to contracts made and to be performed in New York without consideration as to choice of law; provided, however, that only in the case of any action, suit or proceeding to enforce a Promissory Note (or, as the case may be, a Novavision Note) by the holder thereof in Mexico or of any political subdivision thereof, such Promissory Note (or Novavision Note) shall be governed by and construed in accordance with the laws of Mexico.

         K. Forum Selection and Consent to Jurisdiction; Enforcement. (a) All actions and proceedings arising out of or relating to this Agreement or any other Credit Document shall be brought and maintained in the courts of the State of New York or in the United States District Court for the Southern District of New York or, at any Lender's option, in any court in Mexico or any political subdivision thereof as such Lender may select. Each of the Borrower and Novavision hereby expressly and irrevocably (i) submits to the personal jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation and irrevocably agrees to be bound by any judgment rendered thereby in connection with such litigation, (ii) waives any defense based on doctrine of venue or forum non conveniens, or similar notes or doctrines and (iii) irrevocably agrees that all claims in respect of such an action or proceeding may be heard and determined in the courts of the State of New York and of the United States District Court for the Southern District of New York. To the extent that the Borrower or Novavision has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each of the Borrower and Novavision hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Credit Documents pertaining to it. Notwithstanding the foregoing, for any action, suit or proceeding initiated in Mexico or any political subdivision thereof (i) by a holder of a Promissory Note, the Borrower and holder hereby expressly and irrevocably submit, or (ii) by a holder of a Novavision Note, Novavision and the holder hereby expressly and irrevocably submit, to the jurisdiction of the competent courts of the City of Mexico, Federal District, Mexico, thereby expressly and irrevocably waiving any other jurisdiction that they may be entitled to by reason of its present or future domicile.

                  (b) With respect to each action or proceeding to enforce the Promissory Notes, the terms of this Agreement or any other Credit Document, and with respect to all settlements and negotiations with a view to resolving any settlement of any disputes relating to Obligations that remain unsatisfied under the Credit Documents, whether or not in the circumstances of an Event of Default, the Lenders shall act in concert regarding the foregoing such that the judgments, decrees, rulings and orders (if any), payments, terms of settlement (as the case may be), performance of Obligations and other benefits (including without limitation those pursuant to Sections 2.06, 2.07 and 7.04 hereof) realized upon any such enforcement (including any judgment, decree, ruling or order) or settlement shall be extended to the Lenders pro rata based on their Proportionate Interests in the Loans and their interests in the Novavision Notes and otherwise upon the same terms and conditions. None of the Lenders, Innova or Novavision shall take any action or fail to take any action that would result in the treatment of the Lenders in a manner inconsistent with the preceding sentence.

         L. No Third Party Beneficiaries. No entity or person, other than the parties (and, in the case of the Lenders, their respective successors and assigns hereunder) to this Agreement, has been given or shall be deemed to have been given any rights as a third party beneficiary hereunder or under any of the other Credit Documents or other instruments and documents executed in connection herewith and therewith.

         M. Integration. This Agreement and the other Credit Documents represent the entire agreement of the Borrower and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lenders relative to the subject matter thereof not expressly set forth or referred to herein or in the other Credit Documents. Without limiting the generality of the foregoing, the parties hereby agree that with respect to the Old Notes, the Interim Agreement as it might relate thereto is superceded in its entirety and shall be of no further force and effect.

         N. No Party Deemed Drafter. The Borrower and the Lenders agree that neither party hereto shall be deemed to be the drafter of this Agreement and the Borrower and the Lenders further agree that in the event this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision of this Agreement against any party hereto as the drafter of this Agreement.

         O. Waiver of Jury Trial. EACH OF THE BORROWER AND NOVAVISION WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE PROMISSORY NOTES OR ANY OTHER CREDIT DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         P. English and Spanish. Each of this Agreement and the Promissory Notes shall be executed in both English and Spanish. Both the English and Spanish versions shall constitute one and the same of such document, and both shall be binding upon the parties. In the case of any doubt as to the proper interpretation of any Credit Document, the English text shall govern, except in the event of any action or proceeding brought in Mexico to enforce such Credit Document, in which case the Spanish text shall govern.

                             SIGNATURE PAGES FOLLOW

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    INNOVA, S. DE R.L. DE C.V.,
                                    AS BORROWER

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    GRUPO TELEVISA, S.A.,
                                    AS LENDER

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    SKY DTH, S. DE R.L. DE C.V., AS
                                    LENDER

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    NEWS AMERICA INCORPORATED,
                                    AS LENDER

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    NEWS DTH (MEXICO) INVESTMENT
                                    LIMITED

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    LIBERTY MEXICO DTH, INC.,
                                    AS LENDER

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    CORPORACION NOVAVISION, S. DE R.L. DE C.V.,
                                    (SOLELY FOR PURPOSES OF SECTION 2.03(C),
                                    SECTION 2.04(B) AND SECTION 2.08 AND
                                    ARTICLES VI AND VII)

                                    By: ________________________________________
                                        Name:
                                        Title:

                                  SCHEDULE 2.01
                              FUNDING REQUIREMENTS

                  YEAR                                             LOAN AMOUNTS
                  ----                                             ------------
Schedule to be amended from time to time in        Schedule to be amended from time to time in
accordance with Section 2.01 of the Agreement      accordance with Section 2.01 of the Agreement

                                SCHEDULE 2.03(b)

                           INNOVA, S. DE R.L. DE C.V.
              AMOUNTS OF OLD LOANS IN 2000, AGGREGATE AND BY LENDER
                                   US DOLLARS

   DATE         BORROWER       TOTAL AMOUNT      TELEVISA       NEWS CORP.    LIBERTY MEDIA
   ----         --------       ------------      --------       ----------    -------------
February 15      Innova          7,000,000       4,200,000       2,100,000        700,000

March 20         Innova          4,000,000       2,400,000       1,200,000        400,000

August 16        Innova          8,200,000       4,920,000       2,460,000        820,000

September 27     Innova         27,000,000      16,200,000       8,100,000      2,690,000

October 17       Innova          9,700,000       5,820,000       2,910,000        980,000

November 21      Innova          2,000,000       1,200,000         600,000        200,000

November 28      Innova          2,500,000       1,380,000         690,000        430,000

November 30      Innova          1,800,000       1,200,000         600,000              0

December 19      Innova          8,000,000       4,800,000       2,400,000        800,000

December 26      Innova          2,500,000       1,500,000         750,000        250,000
                                ----------      ----------      ----------      ---------
TOTAL                           72,700,000      43,620,000      21,810,000      7,270,000
                                ==========      ==========      ==========      =========

                            SCHEDULE 2.03(b) (PAGE 2)

                           INNOVA, S. DE R.L. DE C.V.
              AMOUNTS OF OLD LOANS IN 2001, AGGREGATE AND BY LENDER
                                   US DOLLARS

   DATE         BORROWER       TOTAL AMOUNT      TELEVISA       NEWS CORP.    LIBERTY MEDIA
   ----         --------       ------------      --------       ----------    -------------
January 18       Innova          9,500,000       5,700,000       2,850,000        950,000

January 25       Innova          5,800,000       3,480,000       1,740,000        580,000

February 20      Innova          5,000,000       3,000,000       1,500,000        500,000

February 26      Innova          2,500,000       1,500,000         750,000        250,000

March 19         Innova         13,000,000       7,800,000       3,900,000      1,300,000

March 26         Innova          7,000,000       4,200,000       2,100,000        700,000

March 28         Innova         24,000,000      14,400,000       7,200,000      2,400,000

April 25         Innova          3,500,000       2,100,000       1,050,000        350,000

May 21           Innova          5,000,000       3,000,000       1,500,000        500,000

June 19          Innova          7,000,000       4,200,000       2,100,000        700,000

June 25          Innova          2,000,000       1,200,000         600,000        200,000

July 20          Innova          3,000,000       1,800,000         900,000        300,000

August 27        Innova          1,600,000         960,000         480,000        160,000

September 27     Innova         19,500,000      11,700,000       5,850,000      1,950,000

October 30       Innova          1,500,000         900,000         450,000        150,000

November 29      Innova          8,000,000       4,800,000       2,400,000        800,000

December 21      Innova         14,900,000       8,940,000       4,470,000      1,490,000
                               -----------      ----------      ----------     ----------
TOTAL                          132,800,000      79,680,000      39,840,000     13,280,000
                               ===========      ==========      ==========     ==========

                            SCHEDULE 2.03(b) (PAGE 3)

                           INNOVA, S. DE R.L. DE C.V.
              AMOUNTS OF OLD LOANS IN 2002, AGGREGATE AND BY LENDER
                                   US DOLLARS

   DATE         BORROWER       TOTAL AMOUNT      TELEVISA       NEWS CORP.    LIBERTY MEDIA
   ----         --------       ------------      --------       ----------    -------------
March 25         Innova         29,500,000      17,700,000       8,850,000      2,950,000

TOTAL                           29,500,000      17,700,000       8,850,000      2,950,000
                                ==========      ==========       =========      =========

                       EXHIBIT A: FORM OF PROMISSORY NOTE

[Fecha Aplicable]

[Applicable Date]

PAGARE NO NEGOCIABLE
IMPORTE: E.U.$ __________
Dolares, moneda de curso legal de los Estados Unidos de America

NON-NEGOTIABLE
PROMISSORY NOTE
AMOUNT: U.S.$ __________
Dollars, lawful currency of the United States of America.

POR VALOR RECIBIDO, POR ESTE PAGARE la suscrita Innova, S. de R.L. de C.V. una sociedad mexicana (el "Suscriptor") POR ESTE MEDIO incondicionalmente PROMETE PAGAR a la orden de _________________________, una _____________________(el
"Beneficiario"), en sus oficinas ubicadas en
_____________________________________________________________ (el "Lugar de
Pago"), (i) la suma principal de [suma en palabras] dolares ( $ [suma en numeros]) moneda de curso legal de los Estados Unidos de America, mas (ii) intereses ordinarios sobre la suma principal que en cualquier momento se encuentre insoluta conforme a este Pagare a partir de la fecha de suscripcion del mismo hasta que dicha suma principal venza y sea pagadera, a una tasa fija ordinaria del 9% (nueve porciento) anual. La suma principal de este Pagare mas los intereses devengados sobre la misma seran pagaderos el decimo aniversario de la fecha de este Pagare.

FOR VALUE RECEIVED, BY THIS PROMISSORY NOTE the undersigned Innova, S. de R.L. de C.V. - a Mexican Corporation, ( the "Borrower") HEREBY unconditionally PROMISES TO PAY to the order of _______________, a ________ corporation (the "Lender") at its office located at ___________________________ ______________
(the "Place of Payment"), (i) the principal amount of [sum in words] Dollars ( $ [sum in numbers]) in currency of the United States of America plus (ii) ordinary interest on any and all principal amounts of such principal sum remaining unpaid hereunder from time to time from the date hereof until such principal amount becomes due and payable, at a fixed ordinary rate of 9% (nine percent) per annum. The principal amount hereof plus accrued interest thereon shall be payable on the tenth anniversary of the date hereof.

Todos los intereses se calcularan sobre la base de un ano de 360 dias y el numero de dias efectivamente transcurridos (incluyendo el primer dia y excluyendo el ultimo). No obstante cualquier otra disposicion contenida en este Pagare, los intereses pagados y que venzan al amparo del mismo, en ningun caso podran exceder de la tasa maxima permitida por la legislacion aplicable.

All interest shall be computed on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) elapsed. Notwithstanding any other provision of this Promissory Note, interest paid or becoming due hereunder shall in no event exceed the maximum rate permitted by applicable law.

Tanto el principal como los intereses son

Both principal and interest are payable in pagaderos en moneda de curso legal de los Estados Unidos de America, en fondos inmediatemente disponibles, en el Lugar de Pago.

lawful money of the Unites States of America in immediately available funds at the Place of Payment.

El Suscriptor, a su opcion, y previo aviso por escrito al Beneficiario con una anticipacion minima de cinco dias habiles, podra pagar anticipadamente este Pagare en su totalidad, en cualquier momento o parcialmente de tiempo en tiempo, sin prima o sancion por virtud de dicho pago anticipado, quedando entendido que cada pago anticipado debera acompanarse del pago de los intereses devengados a la fecha de dicho pago anticipado calculados sobre la cantidad pagada anticipadamente.

The Borrower may at its option and upon not less than five business days prior written notice to the Lender, prepay this Promissory Note, in whole at any time or in part from time to time, without penalty or premium, such prepayment to be accompanied by the payment of accrued interest on the amount prepaid to the date of such prepayment.

--
    --
     -----

Si sucede cualquira de los siguientes actos o hechos (cada uno un "Incumplimiento"): (a) que el Suscriptor no pague cuando sea vencida y pagadera la suma de principal o intereses de este Pagare; o (b) que cualquier estipulacion contenida en este Pagare, sea declarada, por cualquier razon, nula e inexigible por una corte competente, o que su validez o exigibilidad sea impugnada por el Suscriptor, o que el Suscriptor haya instaurado un procedimiento en cuyos terminos pretenda obtener la nulidad o inexigibilidad de la misma, o que el Suscriptor niegue tener una responsabilidad u obligacion amparada por este pagare o por dicha estipulacion; el Beneficiario podra (i) declarar la suma principal insoluta de este Pagare asi como todas las demas cantidades adeudadas conforme al mismo, vencidas y pagaderas de inmediato, con lo cual la suma principal insoluta de este Pagare y dichas otras cantidades venceran y seran pagaderas de inmediato sin necesidad de ser auditadas, y sin necesidad de la presentacion, solicitud, peticion, protesto o aviso de cualquier naturaleza respecto de este Pagare, a todo lo cual por este medio el Suscriptor renuncia, y (ii) ejercitar todos y cada uno de los

If any of the following shall occur (each a "Default"): (a) the Borrower shall fail to pay any principal of or interest on this Promissory Note when due; or
(b) any provision of this Promissory Note shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability shall be contested by the Borrower, or a proceeding shall be commenced by the Borrower seeking to establish the invalidity or unenforceability hereof, or the Borrower shall deny that it has any liability or obligation hereunder, then the Lender may (i) declare the outstanding principal amount of this Promissory Note and all other amounts due hereunder to be immediately due and payable, whereupon the outstanding principal amount of this Promissory Note and all such other amounts shall become and shall be forthwith due and payable, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) exercise any and all of its rights under applicable law or hereunder to enforce this Promissory Note.

derechos que el Beneficiario pudiere tener en terminos de la legislacion aplicable o conforme a este Pagare para efectos de exigir el cumplimiento a los terminos de mismo.

--
    --
     -----
       -------
    ------
    -----

Todos los pagos efectuados por el Suscriptor al amparo de este Pagare deberan efectuarse sin compensacion, contrademanda o cualquier otra defensa. Todos estos cargos deberan efectuarse libres de, y sin deduccion por concepto de impuestos presentes o futuros por ingresos, impuestos del timbre u otros impuestos, contribuciones, deducciones, cargos, derechos, retenciones, restricciones o condiciones de cualquier naturaleza que se impongan, cobren, retengan o determinen en el presente o en el futuro por parte de cualquier jurisdiccion o subdivision politica o autoridad fiscal de dicho pais, y libres de intereses, multas o pasivos de naturaleza similar, excluyendo los impuestos sobre los ingresos netos globales de el Beneficiario (a dichos impuestos no excluidos en lo sucesivo se les denominara los "Impuestos"). Si el Suscriptor estuviere requerido por ley a deducir o retener uno o mas impuestos de, o con respecto a cualquier cantidad pagadera conforme este Pagare, entonces (i) el importe asi pagadero sera incrementado en la medida que sea necesaria para que, despues de efectuar las deducciones y retenciones requeridas (incluyendo los Impuestos sobre las cantidades pagaderas al Beneficiario conforme a esta oracion) el Beneficiario reciba una cantidad igual a la suma que habria recibido de no haberse hecho dichas deducciones o retenciones, (ii) el Suscriptor procedera a realizar dichas deducciones o retenciones y (iii) el Suscriptor enterara el importe total asi deducido o retenido a la autoridad fiscal competente y en los terminos de la legislacion aplicable. Cuando un determinado Impuesto sea pagadero por el Suscriptor, entonces, una vez enterado el

All payments made by the Borrower under this Promissory Note shall be made without setoff, counterclaim or any other defense. All such charges shall be made free and clear of and without deduction for any present or future income, stamp or other taxes, levies, imposts, deductions, charges, fees, withholding, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction or by any political subdivision or taxing authority, thereof and therein, and all interest, penalties or similar liabilities, excluding taxes on the overall net income of the Lender (such non-excluded taxes are hereinafter referred collectively as "Taxes"). If the Borrower shall be required by law to deduct or to withhold any Taxes from and in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lender pursuant this sentence) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Tax is payable by the Borrower, as promptly as possible thereafter, the Borrower shall send the Lender an official receipt showing payment. In addition, the Borrower agrees to pay any present or future taxes, charge or similar levies which arise from any payment hereunder or from the execution, delivery, performance, recordation or filing of, or pago correspondiente, el Suscriptor transmitira al Beneficiario una constancia o recibo oficial que acredite dicho pago. Adicionalmente, el Suscriptor conviene pagar todos los impuestos, cargos o contribuciones presentes o futuros que surjan con motivo de cualquier pago materia de este Pagare o con motivo de la suscripcion, entrega, cumplimiento, registro o presentacion de este Pagare, o en relacion con cualquiera de estos (en lo sucesivo denominados los "Otros Impuestos"). El Suscriptor indemnizara al Beneficiario por el importe total de los Impuestos u Otros Impuestos (incluyendo Impuestos u Otros Impuestos sobre las cantidades pagaderas al Beneficiario conforme a este parrafo) pagados por el Beneficiario, asi como por cualquier pasivo o responsabilidad (incluyendo multas, intereses, recargos y gastos) que surjan con motivo de, o en relacion con ello, previa solicitud escrita sobre el particular por parte del Beneficiario. No obstante lo que diga cualquiera otra disposicion de este Pagare, si, como resultado de una cesion o transferencia de cualquier otra forma de este Pagare, el domicilio o la residencia del Beneficiario cambia, resultando con ello que las cantidades a pagar por el Suscriptor del mismo con respecto a Impuestos u Otros Impuestos aumentan, la responsabilidad del Suscriptor con respecto a esos Impuestos u Otros Impuestos estara limitada a las cantidades que hubiesen tenido que pagarse antes de la cesion o transferencia de este Pagare.

otherwise with respect to this Promissory Note (hereinafter referred to as "Other Taxes"). The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, any Taxes or Other Taxes on amounts payable to the Lender under this paragraph) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, upon written demand by the Lender therefor. Notwithstanding any other provision herein, if, as a result of an assignment or transfer in any other manner of this Promissory Note, the domicile or residence of the Lender changes with the result that amounts payable by the Borrower hereunder in respect of Taxes or Other Taxes are increased, the Borrower's liability in respect of such Taxes or Other Taxes will be limited to amounts it would have been required to pay prior to the assignment or transfer.

-----

        -----------

            --------------

                  ---------------

 -----------

           -----------------

                  ------------------

-----

        -----------

            --------------

                  ---------------

 -----------

           -----------------

                  ------------------

Ninguna omision o demora por parte de el Beneficiario en el ejercicio de un determinado derecho, facultad, privilegio o recurso contemplado en este Pagare operara como renuncia al mismo, y el ejercicio singular o parcial de este por parte del Beneficiario no impedira el ejercicio posterior o cualquier otro ejercicio o

No failure on the part of the Lender to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by the Lender preclude any other or further exercise thereof or the exercise of any right, power, privilege or remedy of the Lender.

aplicacion de dicho derecho, facultad, privilegio o recurso por parte del Beneficiario.

Cualquier estipulacion contemplada en este Pagare que este prohibida o sea inexigible, o que cause que este Pagare sea inexigible o nulo conforme a su naturaleza de Pagare conforme a las leyes de cualquier jurisdiccion, seran nulas exclusivamente por lo que se refiere a dicha jurisdiccion unicamente en la medida de dicha prohibicion, inexigibilidad o nulidad, sin que por ello se entiendan invalidadas o anuladas las disposiciones restantes del mismo o que afectara la validez o exigibilidad de dicha disposicion en cualquier otra jurisdiccion. El Suscriptor por este medio acepta pagar todos los costos y gastos razonables (incluyendo, sin limitar, los honorarios y gastos razonables de los abogados del Beneficiario) incurridos por el Beneficiario en relacion con la exigibilidad de los derechos que tienen los Beneficiarios asi como en relacion con el cobro de todas las cantidades vencidas y pagadera conforme a este Pagare.

Any provision hereof which is prohibited or unenforceable or which may render this Promissory Note ineffective or not actionable as a Promissory Note under the laws of any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition, unenforceability, lack of effectiveness or action, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The Borrower hereby agrees to pay on demand all reasonable costs and expenses (including, without limitation, all reasonable fees and expenses of counsel to the Lender) incurred by the Lender in connection with the enforcement of the Lenders rights, and the collection of all amounts due and payable hereunder.

--
    --
     -----

El Suscriptor acepta que todas las acciones y procedimientos que surjan de, o se relacionen con este Pagare se ventilen en las cortes del Estado de Nueva York o en las cortes Federales con asiento en la Ciudad de Nueva York o, a opcion del Beneficiario, en cualquier tribunal de los Estados Unidos Mexicanos o cualquiera de sus subdivisiones politicas, segun el Beneficiario lo decida. El Suscriptor por este medio (i) irrevocablemente se somete a la jurisdiccion personal de las cortes del Estado de Nueva York o cortes Federales con asiento en la Ciudad de Nueva York, para cualquier accion, demanda o procedimiento que surja de, o se relacione con este Pagare, (ii) renuncia a cualquier defensa que se fundamente en una doctrina de aplicacion

The Borrower agrees that all actions and proceedings arising out of or relating to this Promissory Note shall be litigated in a New York State or Federal court sitting in New York City or, at the Lender's option, in any court in the United Mexican States or any political subdivision thereof as the Lender may select. The Borrower hereby (i) irrevocably submits to the personal jurisdiction of any New York State or Federal court sitting in New York City in any action, suit or proceeding arising out of or relating to this Promissory Note, (ii) waives any defense based on doctrine of venue or forum non conveniens, or similar rules or doctrines, and (iii) irrevocably agrees that all claims in respect of such an action or proceeding may be heard and jurisdiccional o "forum non conveniens", o normas o doctrinas de naturaleza similar, y (iii) irrevocablemente acepta que todas las reclamaciones relacionadas con una determinada accion o procedimiento puedan instaurarse, proseguirse y resolverse ante dichas cortes del Estado de Nueva York o cortes Federales. No obstante lo anterior, en relacion con cualquier accion, demanda o procedimiento instaurado por el tenedor de este Pagare en los Estados Unidos Mexicanos o alguna de sus subdivisiones politicas, el Suscriptor y el tenedor de este Pagare por este medio irrevocable y expresamente se someten a la jurisdiccion de los tribunales competentes en la Ciudad de Mexico, Distrito Federal, Estados Unidos Mexicanos, renunciando expresa e irrevocablemente a cualquier otra jurisdiccion a que pudieren tener derecho por razon de sus domicilios presentes o futuros.

determined in such New York State or Federal court. Notwithstanding the foregoing, for any action, suit or proceeding initiated by the holder hereof in the United Mexican States or any political subdivision thereof, the Borrower and the holder hereof hereby irrevocably and expressly submit to the jurisdiction of the competent courts of the City of Mexico, Federal District, United Mexican States, thereby expressly and irrevocably waiving any other jurisdiction that it may be entitled to by reason of its present or future domicile.

En caso de que se interponga cualquier accion o procedimiento legal en relacion a este Pagare en los tribunales competentes del Estado de Nueva York, Estados Unidos de America, o en los tribunales federales de los Estados Unidos de America con asiento en la Ciudad de Nueva York, Nueva York, Estados Unidos de America, el Suscriptor irrevocablemente consiente en ser notificada a traves de CT CORPORATION SYSTEM, con oficinas a la fecha de este Pagare ubicadas en 111 Eighth Avenue, Nueva York, Nueva York 10011, Estados Unidos de America y para cualquier accion o procedimiento legal a que de lugar este Pagare en los tribunales competentes de la Ciudad de Mexico, Distrito Federal, el Suscriptor senala como su domicilio para recibir notificaciones el que aparece bajo su firma en este Pagare.

In the event any legal action or proceeding is brought with respect hereto in the competent courts of the State of New York or in the federal courts sitting in New York City, United States of America, the Borrower hereby irrevocably consents to service of process through CT CORPORATION SYSTEM, with offices as of the date hereof at 111 Eighth Avenue, New York, New York 10011, United States of America and in the event any legal action or proceeding hereof is brought in the competent courts of Mexico City, Federal District, United Mexican States, the Borrower hereby designates as its domicile to receive service of process its respective domicile mentioned under its signature hereon.

El Suscriptor renuncia al derecho de peticion de un juicio por medio de jurado en cualquier accion, procedimiento o

The Borrower waives any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this contrademanda que surja de, o se relacione con este Pagare. En el supuesto de que una determinada demanda sea instaurada para efectos de exigir el pago de este Pagare y sus intereses devengados, en su caso, el Suscriptor conviene pagar las sumas adicionales, por concepto de honorarios y gastos de abogados cuyo pago pudiere resolverse en el litigio en cuestion.

Promissory Note. In the event a suit is brought to enforce payment of this Promissory Note and accrued interest thereon, if any, the Borrower agrees to pay such additional sum for expenses and attorney fees as the court may adjudge.

--
    --
     -----

Este Pagare sera regulado en todos sus aspectos por, e interpretado de conformidad con las leyes del Estado de Nueva York, Estados Unidos de America, quedando entendido que unicamente cuando la accion, demanda o procedimiento de que se trate sea instaurado por el tenedor de este Pagare en los Estados Unidos Mexicanos o en alguna de sus subdivisiones politicas, entonces este Pagare sera regulado e interpretado de conformidad con las leyes de los Estados Unidos Mexicanos.

This Promissory Note shall be governed in all respects by and construed in accordance with the laws of the State of New York, United States of America, provided however, that only in the case of any action, suit or proceeding initiated by the holder hereof in the United Mexican States or of any political subdivision thereof, this Promissory Note shall be governed by and construed in accordance with the laws of the United Mexican States.

En la medida en que se permita por la legislacion aplicable, el Suscriptor en este acto extiende el plazo para presentar este Pagare para su pago hasta el __ de ______ del 20[12].

To the extent permitted by applicable law, Borrower hereby extends the time for presentment of this Promissory Note for payment until _____ __, 20[12].

El Suscriptor en este acto renuncia a todo acto de auditoria, presentacion, protesto o aviso de no-aceptacion con respecto a este Pagare.

The Borrower hereby waives diligence, presentment, protest or notice of dishonor with respect to this Promissory Note.

Este Pagare se suscribe tanto en ingles como en espanol, y ambos seran obligatorios para el Suscriptor, considerandose ambos textos uno y el mismo Pagare; quedando entendido, sin embargo, que en caso de duda con respecto a la debida interpretacion de este Pagare, el texto en ingles sera el que prevalezca, excepto en los casos en que se instaure una determinada accion o procedimiento en los Estados Unidos Mexicanos para efectos de exigir el cumplimiento de este Pagare, en cuyo caso

This Promissory Note is executed in both English and Spanish, both of which bind the Borrower, but both of which shall constitute one and the same Promissory Note; provided however, that in case of doubt as to the proper interpretation of this Promissory Note, the English text shall govern, except in the event of any action or proceeding brought in the United Mexican States to enforce this Promissory Note, in which case the Spanish text shall govern.
-----
el texto en espanol sera el que prevalezca.

-----

Mexico, D.F., Estados Unidos Mexicanos,
a [fecha]

Mexico City, D.F., United Mexican States
[Date]

Innova, S. de R.L. de C.V.

Innova, S. de R.L. de C.V.

Por:_________________________
Nombre:
Cargo:

By:_________________________
Name:
Title:

Domicilio: Insurgentes Sur 694, 6(degree) piso, Mexico, D.F. 03100, Mexico

Address: Insurgentes Sur 694, 6(degree) piso, Mexico, D.F. 03100, Mexico

El presente Pagare consiste de __ paginas, cada una debidamente firmadas por el Suscriptor.

This Promissory Note consists of ___ pages, each duly signed by the Borrower.